Exhibit 4.2

ADS WARRANT AGREEMENT

ADS WARRANT AGREEMENT (this “Warrant Agreement”) dated as of October __, 2015 (the “Issuance Date”) between Oasmia Pharmaceutical AB, a company incorporated under the laws of the Kingdom of Sweden (the “Company”), and The Bank of New York Mellon (the “Warrant Agent”).

WHEREAS, the Company is engaged in a public offering (the “Offering”) of up to _________ American Depositary Shares (“ADSs”), each representing three (3) ordinary shares, par value SEK 0.10 per share, of the Company (“Ordinary Shares”), and up to ________ Warrants (the “Warrants”), with each such Warrant representing the right of the holder thereof to purchase one ADS (each, a “Warrant ADS”) for $_____, subject to adjustment as described herein, plus applicable fees, charges and taxes;

WHEREAS, the ADSs are issuable under the Deposit Agreement dated as of ________ ___, 2015 (the “Deposit Agreement”) among the Company, The Bank of New York Mellon, as depositary (the “Depositary”) and all Owners and Holders (each as defined in the Deposit Agreement) from to time of the ADSs issued thereunder;

WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement, No. 333-205515 on Form F-1 (as the same may be amended from time to time, the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”) of, among other securities, the Warrants and the Ordinary Shares represented by the Warrant ADSs (the “Warrant Shares”), and such Registration Statement was declared effective on _______ __, 2015;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and exercise of the Warrants;

WHEREAS, the Company desires to provide for the provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company with respect to the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Warrant Agreement (and no implied terms or conditions).

2. Warrants.

2.1 Form of Warrant. The Warrants shall be registered securities and shall be evidenced by certificates (“Warrant Certificates”) in the form of Annex A to this Warrant Agreement.

2.2. Issuance and Registration of Warrants.

2.2.1. Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants.

2.2.2. Issuance of Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof (“Holders”) in such denominations and otherwise in accordance with written instructions delivered to the Warrant Agent by the Company. Initially, all of the Warrants shall be represented by one or more global Warrant Certificates registered in the name of Cede & Co., a nominee of The Depository Trust Company (“DTC”). Ownership of security entitlements in the Warrants held at DTC shall be shown on, and the transfer of such ownership shall be effected through, records maintained (i) by DTC and (ii) by institutions that have accounts with DTC (each, a “Participant”). Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the Holder as the absolute owner of such Warrant, for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. The Warrant Certificates shall be executed on behalf of the Company by any authorized officer of the Company (an “Authorized Officer”), which need not be the same authorized signatory for all of the Warrant Certificates, either manually or by facsimile signature. The Warrant Certificates shall be countersigned by an authorized signatory of the Warrant Agent, which need not be the same signatory for all of the Warrant Certificates, and no Warrant Certificate shall be valid for any purpose unless so countersigned. In case any Authorized Officer of the Company that signed any of the Warrant Certificates ceases to be an Authorized Officer of the Company before countersignature by the Warrant Agent and issuance and delivery by the Company, such Warrant Certificates, nevertheless, may be countersigned by the Warrant Agent, issued and delivered with the same force and effect as though the person who signed such Warrant Certificates had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be an Authorized Officer of the Company authorized to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such an Authorized Officer.

2.2.3. Registration of Transfer. At any time at or prior to the Expiration Date (as defined below), a transfer of any Warrants may be registered and any Warrant Certificate or Warrant Certificates may be split up, combined or exchanged for another Warrant Certificate or Warrant Certificates evidencing the same number of Warrants as the Warrant Certificate or Warrant Certificates surrendered. Any Holder desiring to register the transfer of Warrants or to split up, combine or exchange any Warrant Certificate shall make such request in writing delivered to the Warrant Agent, and shall surrender to the Warrant Agent the Warrant Certificate or Warrant Certificates evidencing the Warrants the transfer of which is to be registered or that is or are to be split up, combined or exchanged and, in the case of registration of transfer, shall provide a signature guarantee. Thereupon, the Warrant Agent shall countersign and deliver to the person entitled thereto a Warrant Certificate or Warrant Certificates, as the case may be, as so requested. The Company and the Warrant Agent may require payment, by the Holder requesting a registration of transfer of Warrants or a split-up, combination or exchange of a Warrant Certificate, of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with such registration of transfer, split-up, combination or exchange, together with reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto.

2.2.4. Loss, Theft and Mutilation of Warrant Certificates. Upon receipt by the Company and the Warrant Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of an Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security in customary form and amount, and reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto, and upon surrender to the Warrant Agent and cancellation of the Warrant Certificate if mutilated, the Agent shall, on behalf of the Company, countersign and deliver a new Warrant Certificate of like tenor to the Holder in lieu of the Warrant Certificate so lost, stolen, destroyed or mutilated. The Warrant Agent may charge the Holder an administrative fee for processing the replacement of lost Warrant Certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates. The Warrant Agent may receive compensation from the surety companies or surety agents for administrative services provided to them.

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3. Terms and Exercise of Warrants.

3.1. Exercise Price. Each Warrant shall entitle the Holder thereof, subject to the provisions of the Warrant Certificate and of this Warrant Agreement, to purchase from the Company the number of ADSs stated therein, at the price of $_____ per whole ADS, subject to the subsequent adjustments provided in Section 4 hereof. The term “Exercise Price” as used in this Warrant Agreement refers to the price per ADS at which ADSs may be purchased at the time a Warrant is exercised. In addition to the Exercise Price, an exercising Holder must pay to the Warrant Agent at the time of exercise the Depositary’s fee of $.05 per ADS for issuance of ADSs (the “Issuance Fee”). The Exercise Price per ADS plus the Issuance Fee per ADS is referred to as the “Deposit Amount”.

3.2. Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on the Issuance Date and terminating at 5:00 P.M., New York City time (the “close of business”) on _______ __, 2019 (“Expiration Date”). Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at the close of business on the Expiration Date.

3.3. Exercise of Warrants.

3.3.1. Exercise and Payment. Subject to the provisions of this Warrant Agreement, a Holder (or a Participant acting on behalf of a Holder in accordance with DTC procedures) may exercise a Warrant by delivering, not later than 5:00 P.M., New York time, on any business day during the Exercise Period (the “Exercise Date”) to the Warrant Agent at its office designated for such purpose, (i) the Warrants to be exercised by (A) surrender of the Warrant Certificate evidencing the Warrant or (B) delivery of the Warrant to an account of the Warrant Agent at DTC designated for such purpose in writing by the Warrant Agent to DTC from time to time, (ii) an election to purchase the Warrant ADSs underlying the Warrants to be exercised in form of Annex B to this Warrant Agreement (“Election to Purchase”) and (iii) the Deposit Amount for each Warrant to be exercised, and all applicable taxes and charges due in connection with the exercise of such Warrants, in lawful money of the United States of America by (A) certified or official bank check payable to The Bank of New York Mellon, (B) by bank wire transfer in immediately available funds to The Bank of New York Mellon, 500 Ross Street, Pittsburgh, PA 15262-0001, ABA #: 043 000 261, Account Number: 1361721, Account Name: Computershare Inc. AAF Client Corporate Actions, Ref: Oasmia Warrants, Swift Code MELNUS3P or (C) payment to the Warrant Agent through the DTC system.

If any of (A) the Warrants, (B) the Election to Purchase, or (C) the Deposit Amount therefor, and all applicable taxes and charges due in connection therewith, is received by the Warrant Agent after 5:00 P.M., New York time, on any date, or on a date that is not a business day, the Warrants with respect thereto will be deemed to have been received and exercised on the business day next succeeding such date. The “Exercise Date” will be the date the materials in the foregoing sentence are received by the Warrant Agent (if by 5:00 P.M., New York time), or the following business day (if after 5:00 P.M., New York time), regardless of any earlier date written on the materials. If the Warrants are received or deemed to be received after the Expiration Date, the exercise thereof will be null and void and any funds delivered to the Warrant Agent will be returned to the registered Holder or Participant, as the case may be, as soon as practicable. In no event will interest accrue on any funds deposited with the Warrant Agent in respect of an exercise or attempted exercise of Warrants. The validity of any exercise of Warrants will be determined by the Company in its sole discretion and such determination will be final and binding upon the Holder or Participant and the Warrant Agent. Neither the Company nor the Warrant Agent shall have any obligation to inform a Holder or the Participant, as applicable, of the invalidity of any exercise of Warrants.

The Warrant Agent shall deposit all funds received by it in payment of the Exercise Price in the account of the Company maintained with the Warrant Agent for such purpose and shall advise the Company via telephone at the end of each day on which funds for the exercise of the Warrants are received of the amount so deposited to its account. The Warrant Agent shall promptly confirm such telephonic advice to the Company in writing.

If less than all the Warrants evidenced by a surrendered Warrant Certificate are exercised, the Warrant Agent shall split up the surrendered Warrant Certificate and return to the Holder a Warrant Certificate evidencing the Warrants that were not exercised.

3.3.2. Issuance of Warrant Shares. The Warrant Agent shall, by 11:00 A.M. New York Time on the business day following the Exercise Date of any Warrant, advise the Company, the transfer agent and registrar for Ordinary Shares and the Depositary, in respect of (a) the number of Warrant Shares indicated on the Election to Purchase as issuable upon such exercise with respect to such exercised Warrants, (b) the instructions of the Holder or Participant, as the case may be, provided to the Warrant Agent with respect to the delivery of the Warrant ADSs notation that shall be made to the records maintained by the Depository, its nominee for each Warrant, or a Participant, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise and (c) such other information as the Company or the Depositary shall reasonably request. The Warrant Agent shall pay the Depositary the Issuance Fee for the number of Warrant ADSs to be issued out of the Deposit Amount it received.

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The Company shall, by 5:00 P.M., New York time, on the third business day next succeeding the Exercise Date of any Warrant and the clearance of the funds in payment of the Exercise Price, use its reasonable best efforts to cause its transfer agent to electronically transmit the Warrant Shares issuable upon exercise to the Depositary’s Swedish custodian for deposit under the Deposit Agreement and instruct the Depositary to deliver the Warrant ADSs issuable upon that deposit as requested in the Election to Purchase. The time periods for delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

3.3.3. Valid Issuance. All Warrant Shares issuable by the Company upon the proper exercise of a Warrant in conformity with this Warrant Agreement shall be validly issued, fully paid and non-assessable.

3.3.4. No Fractional Exercise. No fractional Warrant ADSs will be issued upon the exercise of the Warrant, but rather the Company shall adjust the number of Warrant Shares issued up or down to the nearest integral multiple of the number of Ordinary Shares at the time represented by one ADS.

3.3.5 No Transfer Taxes. The Company shall not be required to pay any stamp or other tax or charge required to be paid in connection with any transfer involved in the issue of the Warrant Shares upon the exercise of Warrants; and in the event that any such transfer is involved, the Company shall not be required to issue or deliver any Warrant Shares until such tax or other charge shall have been paid or it has been established to the Company’s and the Warrant Agent’s satisfaction that no such tax or other charge is due.

3.3.6 Date of Issuance. The Company will, to the extent practical, treat an exercising Holder as a beneficial owner of the Warrant Shares as of the Exercise Date, except that, if the Exercise Date is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open. However, it is understood and agreed that Warrant ADSs will not be registered or issued until the Depositary receives notice from its custodian that the Warrant Shares have been deposited under the Deposit Agreement.

3.3.7 Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant ADSs, the Company shall promptly deliver to the Holder the number of Warrant ADSs that are not disputed.

3.4 Warrants Callable by Company. The Company shall have the right to redeem the Warrants at any time if (i) the closing price of ADSs on any trading day is at or above 150% of the then-current Exercise Price or (ii) ADS trades are reported on ten consecutive trading days at a price at or above $_____ per ADS. If the Company has the right to call the Warrants and it elects to do so, it will deliver written notice to the Warrant Agent and the Warrant Agent will notify the Holder that the Company intends to redeem the Warrants at a price of $_____ per Warrant (“the “Call Price”) on the tenth day following the date of that notice (or, if that day is not a trading day for ADS, then on the next following day that is a trading day for ADSs (the “Call Date”), and the Company shall then redeem all Warrants with respect to which a valid redemption notice has not been received by the trading day preceding the Call Date. The Warrant Agent shall pay the redemption money to the Holders entitled to it upon surrenders by them of their Warrants for redemption. The Warrant Agent shall cancel all Warrants surrendered for redemption.

4. Adjustments.

4.1 Adjustment upon Subdivisions or Combinations. If the Company at any time after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) its outstanding Ordinary Shares into a greater number of or Ordinary Shares or the ratio of Shares per ADS is reduced, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant ADSs will be proportionately increased. If the Company at any time after the Issuance Date combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) its outstanding Ordinary Shares into a smaller number of Ordinary Shares or the ratio of Shares per ADS is increased, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant ADSs will be proportionately decreased. Any adjustment under this Section 4.1 shall become effective at the close of business on the date the subdivision or combination or ratio change becomes effective. The Company shall promptly notify the Warrant Agent in writing of any adjustment to the Warrants and give specific instructions to the Warrant Agent with respect to any adjustments to the warrant register.

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4.2 Adjustment for Other Distributions. In the event the Company shall fix a record date for the making of a dividend or distribution to all holders of Ordinary Shares of any evidences of indebtedness or assets or subscription rights or warrants (excluding those referred to in Section 4.1 or other dividends paid out of retained earnings), then in each such case the Holder will, upon the exercise of Warrants, be entitled to receive, in addition to the number of Warrant ADSs issuable thereupon, and without payment of any additional consideration therefor, the amount of such dividend or distribution, as applicable, which such Holder would hold on the date of such exercise had such Holder been the holder of record of such Warrant ADSs as of the date on which holders of ADSs became entitled to receive such dividend or distribution. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

4.3. Reclassification, Consolidation, Purchase, Combination, Sale or Conveyance. If, at any time while the Warrants are outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Ordinary Shares (including those represented by ADSs) are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares (including those represented by ADSs), (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of ADSs or Ordinary Shares or any compulsory share exchange pursuant to which the ADSs or Ordinary Shares are effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than 50% of the outstanding Ordinary Shares (including those represented by ADSs) (not including any Ordinary Shares (including those represented by ADSs) held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of Warrants, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the number of shares, if any, of the successor or acquiring corporation or of the Company, if it is the surviving corporation, or depositary shares representing those shares, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares represented by the number of ADSs for which those Warrants would have been exercisable immediately prior to such Fundamental Transaction. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) and for which shareholders received any equity securities of the Successor Entity, to assume in writing all of the obligations of the Company under this Warrant Agreement in accordance with the provisions of this Section 4.3 pursuant to written agreements and shall, upon the written request of a Holder of Warrants, deliver to that Holder in exchange for those Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Warrant Certificates which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity), if any, plus any Alternate Consideration, receivable as a result of such Fundamental Transaction by a holder of the number of Warrant Shares that would be represented by the Warrant ADS for which those Warrants were exercisable immediately prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock, if any, plus any Alternate Consideration (but taking into account the relative value of the ADSs or Ordinary Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of such Warrants immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant Agreement and the Warrant Certificates referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant Agreement and the Warrants with the same effect as if such Successor Entity had been named as the Company herein.

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Notwithstanding anything to the contrary, in the event of a Fundamental Transaction that is a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended, the Company or any Successor Entity shall, at a Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, purchase that Holder’s Warrants from that Holder by paying to that Holder an amount of cash equal to the Black Scholes Value of those Warrants on the date of the consummation of such Fundamental Transaction. “Black Scholes Value” means the value of a Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Expiration Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Expiration Date.

The Company shall instruct the Warrant Agent in writing to mail by first class mail, postage prepaid, to each Holder, written notice of the execution of any such amendment, supplement or agreement. Any supplemented or amended agreement entered into by the successor corporation or transferee shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4.3. The Warrant Agent shall have no duty, responsibility or obligation to determine the correctness of any provisions contained in such agreement or such notice, including but not limited to any provisions relating either to the kind or amount of securities or other property receivable upon exercise of warrants or with respect to the method employed and provided therein for any adjustments, and shall be entitled to rely conclusively for all purposes upon the provisions contained in any such agreement. The provisions of this Section 4.3 shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales and conveyances of the kind described above.

4.4. Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 4.1 above, if at any time the Company grants, issues or sells any rights to purchase stock, warrants, securities or other property pro rata to the record holders of the ADSs (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of ADSs acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation, as hereinafter defined) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of ADSs are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such ADSs as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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4.5 Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of Warrant ADSs issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of Warrant ADSs purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1 or 4.2, then, in any such event, the Company shall give written notice to each Holder, at the last address set forth for such Holder in the warrant register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event. The Warrant Agent shall be entitled to rely conclusively on, and shall be fully protected in relying on, any certificate, notice or instructions provided by the Company with respect to any adjustment of the Exercise Price or the number of Warrant ADSs issued able upon exercise of a Warrant, or any related matter, and the Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with any such certificate, notice or instructions or pursuant to this Warrant Agreement. The Warrant Agent shall not be deemed to have knowledge of any such adjustment unless and until it shall have received written notice thereof from the Company.

5. Restrictive Legends; Fractional Warrants. In the event that a Warrant Certificate surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant Certificate and deliver new Warrant Certificates in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the Warrants must also bear a restrictive legend upon that transfer. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the transfer of or delivery of a Warrant Certificate for a fraction of a Warrant.

6. Limitations on Exercise. The Company shall not, and shall not instruct the Warrant Agent to, effect any exercise of any Warrant, and a Holder shall not have the right to exercise any Warrants, to the extent that after giving effect to the issuance of Warrant ADSs after exercise as set forth on the applicable Election to Purchase, that a Holder or a person holding through that Holder (together with such Holder’s or person’s Affiliates (as defined in Rule 405 under the Securities Act), and any other persons acting as a group together with that Holder or person or any of that Holder’s or person’s Affiliates), would beneficially own in excess of 4.99% of the Company’s Ordinary Shares (the “Beneficial Ownership Limitation”). For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by a person shall include the number of Ordinary Shares underlying the Warrant ADSs that would be owned by that person issuable upon exercise of the Warrants with respect to which such determination is being made, but shall exclude the number of Ordinary Shares underlying the Warrant ADSs which would be issuable upon exercise of the remaining, non-exercised Warrants beneficially owned by that person or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that neither the Warrant Agent nor the Company is representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder or beneficial owner is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 6 applies, the determination of whether a Warrant is exercisable (in relation to other securities owned by a Holder or persons holding through a Holder together with any Affiliates) and of the number of Warrants that are exercisable shall be in the sole discretion of the Holder, and the submission of an Election to Purchase shall be deemed to be the Holder’s determination of whether such Warrant is exercisable (in relation to other securities owned by the Holder, persons holding through the Holder together with any Affiliates) and of the number of Warrants that are exercisable, and neither the Warrant Agent nor the Company shall have any obligation to verify or confirm the accuracy of such determination and neither of them shall have any liability for any error made by the Holder or any other person. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6, in determining the number of outstanding Ordinary Shares, a Holder or other person may rely on the number of outstanding Ordinary Shares as reflected in (A) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of Ordinary Shares outstanding. The provisions of this Section 6 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6 to correct this subsection (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a Holder of Warrants.

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7. Other Provisions Relating to Rights of Holders of Warrants.

7.1. No Rights as Stockholder. Except as otherwise specifically provided herein, a Holder, solely in its capacity as a holder of Warrants, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant Agreement be construed to confer upon a Holder, solely in its capacity as the registered holder of Warrants, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant ADSs which it is then entitled to receive upon the due exercise of Warrants.

7.2. Reservation of Ordinary Shares. The Company shall at all times keep available a number of its authorized but unissued Ordinary Shares that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement.

8. Concerning the Warrant Agent and Other Matters.

8.1. Any instructions given to the Warrant Agent orally, as permitted by any provision of this Warrant Agreement, shall be confirmed in writing by the Company as soon as practicable. The Agent shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section 8.1.

8.2. (a) Whether or not any Warrants are exercised, for the Warrant Agent’s services as agent hereunder, the Company shall pay to the Warrant Agent its out of pocket expenses in connection with this Warrant Agreement, including, without limitation, the charges of Computershare for providing services to the Warrant Agent with respect to the Warrants and the expenses for which the Warrant Agent is obliged to reimburse Computershare, and the fees and expenses of the Warrant Agent’s counsel. While the Warrant Agent endeavors to maintain out-of-pocket charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include handling charges to cover internal processing and use of the Warrant Agent’s billing systems.

(b) All amounts owed to the Warrant Agent under this Warrant Agreement are due within 30 days of the invoice date. Delinquent payments are subject to a late payment charge of one and one-half percent (1.5%) per month commencing 45 days from the invoice date. The Company agrees to reimburse the Warrant Agent for any attorney’s fees and any other costs associated with collecting delinquent payments.

(c) No provision of this Warrant Agreement shall require Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Warrant Agreement or in the exercise of its rights.

8.3 As Warrant Agent for the Company hereunder the Warrant Agent:

(a) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by the Warrant Agent and the Company;

(b) shall have no obligation to effect any delivery of Warrant ADSs other than to instruct the Depositary with respect to that delivery;

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(c) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of the Warrants or any Warrant Shares or Warrant ADSs;

(d) shall not be obligated to take any legal action hereunder; if, however, the Warrant Agent determines to take any legal action hereunder, and where the taking of such action might, in its judgment, subject or expose it to any expense or liability it shall not be required to act unless it has been furnished with an indemnity satisfactory to it;

(e) may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to the Warrant Agent and believed by it to be genuine and to have been signed by the proper party or parties;

(f) shall not be liable or responsible for any recital or statement contained in the Registration Statement or any other documents relating thereto;

(g) shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Warrants, including without limitation obligations under applicable securities laws;

(h) may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic or oral instructions with respect to any matter relating to its duties as Warrant Agent covered by this Warrant Agreement (or supplementing or qualifying any such actions) of officers of the Company, and is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Company or counsel to the Company, and may apply to the Company, for advice or instructions in connection with the Warrant Agent’s duties hereunder, and the Warrant Agent shall not be liable for any delay in acting while waiting for those instructions; any applications by the Warrant Agent for written instructions from the Company may, at the option of the Agent, set forth in writing any action proposed to be taken or omitted by the Warrant Agent under this Warrant Agreement and the date on or after which such action shall be taken or such omission shall be effective; the Warrant Agent shall not be liable for any action taken by, or omission of, the Warrant Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than two business days after the date such application is sent to the Company, unless the Company shall have consented in writing to any earlier date) unless prior to taking any such action, the Warrant Agent shall have received written instructions in response to such application specifying the action to be taken or omitted;

(i) may consult with counsel satisfactory to the Warrant Agent, including its in-house counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by it hereunder in good faith and in accordance with the advice of such counsel;

(j) may perform any of its duties hereunder either directly or by or through nominees, correspondents, designees, subagents or subcustodians, and it shall not be liable or responsible for any misconduct or negligence on the part of any nominee, correspondent, designee, subagent or subcustodian appointed with reasonable care by it in connection with this Warrant Agreement;

(k) is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person and

(l) shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof; and Warrant Agent may consult with foreign counsel, at the Company’s expense, to resolve any foreign law issues that may arise as a result of the Company or any other party being subject to the laws or regulations of any foreign jurisdiction.

8.4. (a) In the absence of gross negligence or willful misconduct on its part, the Warrant Agent shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Warrant Agreement. Anything in this Warrant Agreement to the contrary notwithstanding, in no event shall Warrant Agent be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the possibility of such losses or damages and regardless of the form of action. Any liability of the Warrant Agent will be limited in the aggregate to the amount of fees paid by the Company hereunder. The Warrant Agent shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, fires, civil disobedience, riots, rebellions, storms, electrical or mechanical failure, computer hardware or software failure, communications facilities failures including telephone failure, war, terrorism, insurrection, earthquakes, floods, acts of God or similar occurrences.

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(b) In the event any question or dispute arises with respect to the proper interpretation of the Warrants or the Warrant Agent’s duties under this Warrant Agreement or the rights of the Company or of any Holder, the Warrant Agent shall not be required to act and shall not be held liable or responsible for its refusal to act until the question or dispute has been judicially settled (and, if appropriate, it may file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all persons interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to you and executed by the Company and each such holder. In addition, the Warrant Agent may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the Holders and all other persons that may have an interest in the settlement.

8.5. The Company covenants to indemnify the Warrant Agent and hold it harmless from and against any loss, liability, claim or expense (“Loss”) arising out of or in connection with the Warrant Agent’s duties under this Warrant Agreement, including the costs and expenses of defending itself against any Loss, unless such Loss shall have been determined by a court of competent jurisdiction to be a result of the Warrant Agent’s gross negligence or willful misconduct.

8.6. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days after the earlier of the Expiration Date and the date on which no Warrants remain outstanding (the “Termination Date”). On the business day following the Termination Date, the Agent shall deliver to the Company any entitlements, if any, held by the Warrant Agent under this Warrant Agreement. The Agent’s right to be reimbursed for fees, charges and out-of-pocket expenses as provided in this Section 8 shall survive the termination of this Warrant Agreement.

8.7. If any provision of this Warrant Agreement shall be held illegal, invalid, or unenforceable by any court, this Warrant Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among the parties to it to the full extent permitted by applicable law.

8.8. The Company represents and warrants that (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) the offer and sale of the Warrants and the execution, delivery and performance of all transactions contemplated thereby (including this Warrant Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the articles of association, bylaws or any similar document of the Company or any indenture, agreement or instrument to which it is a party or is bound, (c) this Warrant Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of the Company, (d) the Warrants will comply in all material respects with all applicable requirements of law and (e) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the offering of the Warrants.

8.9. In the event that any claim of inconsistency between this Warrant Agreement and the descriptions in the Registration Statement, as they may from time to time be amended, the terms of this Warrant Agreement shall control.

8.10. Set forth in Annex C hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Warrant Agreement (the “Authorized Representatives”). The Company shall, from time to time, certify to you the names and signatures of any other persons authorized to act for the Company under this Warrant Agreement.

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8.11. Except as expressly set forth elsewhere in this Warrant Agreement, all notices, instructions and communications under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed, if to the Company, to its address set forth beneath its signature to this Agreement, or, if to the Agent, to The Bank of New York Mellon, 101 Barclay Street, 22 West, New York, New York 10286, Attention: Margaret Keyes, Relationship Manager, Oasmia Pharmaceutical AB, Telephone: 212 815 6915, Facsimile: 212 571 3050, with a copy to Shareowner Services, 480 Washington Boulevard, Jersey City, NJ 07310, Attention: Gwen Minott, Telephone: 201 680 3385, Facsimile: 201 680 4607, or to such other address of which a party hereto has notified the other party.

8.12. (a) This Warrant Agreement shall be governed by and construed in accordance with the laws of the State of New York. All actions and proceedings brought by the Warrant Agent relating to or arising from, directly or indirectly, this Warrant Agreement may be litigated in courts located within the State of New York. The Company hereby submits to the personal jurisdiction of such courts and consents that any service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder. Each of the parties hereto hereby waives the right to a trial by jury in any action or proceeding arising out of or relating to this Warrant Agreement.

(b) This Warrant Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. This Warrant Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; except that (i) consent is not required for an assignment or delegation of duties by Warrant Agent to any affiliate of Warrant Agent and (ii) any reorganization, merger, consolidation, sale of assets or other form of business combination by Warrant Agent shall not be deemed to constitute an assignment of this Warrant Agreement.

(c) No provision of this Warrant Agreement may be amended, modified or waived, except in a written document signed by both parties.

8.13 Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Warrant Shares or Warrant ADSs upon the exercise of Warrants, but the Company may require the Holders to pay any transfer taxes in respect of the Warrants or such shares. The Warrant Agent may refrain from registering any transfer of Warrants or any delivery of any Warrant ADSs unless or until the persons requesting the registration or issuance shall have paid to the Warrant Agent for the account of the Company the amount of such tax or charge, if any, or shall have established to the reasonable satisfaction of the Company and the Warrant Agent that such tax or charge, if any, has been paid.

8.14 Resignation of Warrant Agent.

8.14.1. Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving thirty (30) days’ notice in writing to the Company, or such shorter period of time agreed to by the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by a Holder of Warrants (who shall, with such notice, submit his Warrant Certificate for inspection by the Company), then the Warrant Agent or any Holder may apply to the any court of competent jurisdiction for the appointment of a successor Warrant Agent at the Company’s cost. Pending appointment of a successor to such Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. Any successor Warrant Agent (but not including the initial Warrant Agent), whether appointed by the Company or by such court, shall be a person organized and existing under the laws of any state or of the United States of America, in good standing, and authorized under such laws to exercise shareowner services powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed, and except for executing and delivering documents as provided in the sentence that follows, the predecessor Warrant Agent shall have no further duties, obligations, responsibilities or liabilities hereunder, but shall be entitled to all rights that survive the termination of this Warrant Agreement and the resignation or removal of the Warrant Agent, including but not limited to its right to indemnity hereunder. If for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

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8.14.2. Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the ADSs not later than the effective date of any such appointment.

8.14.3. Merger or Consolidation of Warrant Agent. Any person into which the Warrant Agent may be merged or converted or with which it may be consolidated or any person resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party or any person succeeding to the shareowner services business of the Warrant Agent or any successor Warrant Agent shall be the successor Warrant Agent under this Warrant Agreement, without any further act or deed. For purposes of this Warrant Agreement, “person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

9. Miscellaneous Provisions.

9.1. Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Holders any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof.

9.2. Examination of the Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent designated for such purpose for inspection by any Holder. Prior to such inspection, the Warrant Agent may require any such holder to submit his Warrant Certificate for inspection by it.

9.3. Counterparts. This Warrant Agreement may be executed in any number of original, facsimile or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.4. Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

10. Certain Definitions.

As used herein, the following terms shall have the following meanings:

(i) “Trading Day” means any day on which the ADSs are traded on the Trading Market, or, if the Trading Market is not the principal trading market for the ADSs, then on the principal securities exchange or securities market on which the ADSs are then traded, provided that “Trading Day” shall not include any day on which the ADSs are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the ADSs are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

(ii) “Trading Market” means NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange.

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IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

OASMIA PHARMACEUTICAL AB

By:
Julian Aleksov
Executive Chairman

Address for notices:
Vallongatan 1
752 28 Uppsala, Sweden
Attention:
Telephone:
Facsimile:
E-mail:

THE BANK OF NEW YORK MELLON,
As Warrant Agent

By:
Name:
Title:

Annex A Form of Warrant Certificates

Annex B Election to Purchase

Annex C Authorized Representatives

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ANNEX A

OASMIA PHARMACEUTICAL AB

WARRANT CERTIFICATE
NOT EXERCISABLE AFTER _______ ___, 2019

This certifies that the person whose name and address appears below, or registered assigns, is the registered owner of the number of Warrants set forth below. Each Warrant entitles its registered holder to purchase from Oasmia Pharmaceutical AB (the “Company”) at any time prior to 5:00 P.M. (New York City time) on _________ ___, 2019, at the designated office of The Bank of New York Mellon, as warrant agent (the “Warrant Agent”), set forth below, one American depositary share (each, an “ADS”), each ADS representing three (3) ordinary shares, nominal value SEK0.10 each, of the Company (each, a “Share” and collectively, the “Shares”), at price of US$ _____. Exercising Warrant holders will also be required to deposit with the Warrant Agent $0.05 for each new ADS (the “Issuance Fee”) to pay the issuance fees of the Depositary.

This Warrant Certificate, with or without other Warrant Certificates, upon surrender at the designated office of the Warrant Agent, may be exchanged for another Warrant Certificate or Warrant Certificates evidencing the same number of Warrants as the Warrant Certificate or Warrant Certificates surrendered. A transfer of the Warrants evidenced hereby may be registered upon surrender of this Warrant Certificate at the designated office of the Warrant Agent by the registered holder in person or by a duly authorized attorney, properly endorsed or accompanied by proper instruments of transfer, a signature guarantee, and such other and further documentation as the Warrant Agent may reasonably request and duly stamped as may be required by the laws of the State of New York and of the United States of America.

The terms and conditions of the Warrants and the rights and obligations of the holder of this Warrant Certificate are set forth in an ADS Warrant Agreement dated as of ________ __, 2015 (the “Warrant Agreement”) between the Company and the Warrant Agent. A copy of the Warrant Agreement is available for inspection during business hours at the office of the Warrant Agent.

This Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by an authorized signatory of the Warrant Agent.

WITNESS the facsimile signature of a proper officer of the Company.

OASMIA PHARMACEUTICAL AB

By:
Name:	Julian Aleksov
Title:	Executive Chairman

Dated: ________ ___, 2015
Countersigned:

THE BANK OF NEW YORK MELLON,

as Warrant Agent

By:
Name:
Title:

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PLEASE DETACH HERE
------------------------------------------------------------------------------------------------------------------

Certificate No.:_________ Number of Warrants:__________

WARRANT CUSIP NO.: ___________

OASMIA PHARMACEUTICAL AB

[Name & Address of Holder]	THE BANK OF NEW YORK MELLON, Warrant Agent

By mail:

The Bank of New York Mellon

c/o Voluntary Corporate Actions

PO Box 43011

Providence, RI  02940-3011

By hand or overnight courier:

The Bank of New York Mellon

c/o Voluntary Corporate Actions

250 Royall St, Suite V

Canton, MA  02021

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ANNEX B

[Form of Election to Purchase]

(To Be Executed Upon Exercise of Warrants)

The undersigned hereby irrevocably elects to exercise the right, represented by Warrants evidenced by this Warrant Certificate, to receive                  ADSs and herewith tenders payment for such ADSs to the order of The Bank of New York Mellon, in the amount of $              in accordance with the terms hereof.

OR

The undersigned hereby irrevocably elects to exercise the right, represented by Warrants evidenced by this Warrant Certificate, to receive                ADSs (before giving effect to the cashless exercise provisions) and herewith agrees to make payment therefor pursuant to the cashless exercise provisions of the Warrant Agreement, all on the terms and the conditions specified in the Warrant Agent Agreement.

The undersigned requests that a certificate for such ADSs be registered in the name of                     , whose address is                      and that such certificate be delivered to                     , whose address is                                         . If the number of Warrants being exercised hereby is less than all the Warrants evidenced by this Warrant Certificate, the undersigned requests that a new Warrant Certificate representing the remaining unexercised Warrants be registered in the name of                                         , whose address is                                         , and that such Warrant Certificate be delivered to whose address is                                         .

Signature

Date:

Signature Guaranteed

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Warrant Agent, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Warrant Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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ANNEX C

Authorized Representatives

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